EXHIBIT INDEX 7. (A)

                        Consent of Deloitte & Touche LLP






INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-95593 of Acacia National Variable Life Insurance Separate Account I of our report dated February 16, 2001 (April 9, 2001 as to Note 9) on the statutory basis financial statements of Acacia National Life Insurance Company and of our report dated February 16, 2001 on the financial statements of the subaccounts of Acacia National Variable Life Insurance Separate Account I appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP


Lincoln, Nebraska
April 9, 2001